UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 23, 2010
MAKEMUSIC, INC.
(Exact name of registrant as specified in its charter)
Minnesota
(State or Other Jurisdiction of Incorporation)

0-26192 (Commission File Number)	41-1716250 (IRS Employer Identification No.)
7615 Golden Triangle Drive, Suite M
Eden Prairie, Minnesota 55344-3848
(Address of Principal Executive Offices) (Zip Code)
(952) 937-9611
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 23, 2010, the Compensation Committee of MakeMusic, Inc. (the “Company”) approved the 2010 performance objectives and potential incentive awards for the Company’s Chief Executive Officer and Chief Financial Officer under the previously adopted Executive Incentive Compensation Plan (the “Plan”). The Plan is designed to provide an annual performance incentive to the Company’s executive officers, based on objectives approved by the Compensation Committee on an annual basis.
Payments under the Plan for 2010 performance will be based on the following: free cash flow, operating margins, asset turns, Notation revenue, SmartMusic revenue, and SmartMusic subscriptions. The Company’s Chief Executive Officer is eligible to receive a maximum award of $177,984 cash and $177,984 worth of restricted stock, and the Company’s Chief Financial Officer is eligible to receive a maximum award of $114,330 cash and $114,330 worth of restricted stock. In addition, the executives are eligible to receive an option grant if the Company meets a certain performance level for all objectives. The value of the incentive actually awarded will depend upon performance of each objective.
The Compensation Committee will evaluate the Company’s performance after completion of the 2010 fiscal year to determine the value of the award that each executive has earned under the Plan for 2010 performance. If restricted stock is earned, the award will be made on March 15, 2011, will be calculated based on the three-month average closing price of the Company's common stock from October 1, 2010 through December 31, 2010, and will be subject to risks of forfeiture relating to continued employment with the Company, which risks will lapse immediately as to 25% of the award and annually in 25% increments thereafter. All equity awards made pursuant to the Plan will be governed by the Company’s 2003 Equity Incentive Plan and the forms of agreement thereunder.
In addition, on February 23, 2010, the Compensation Committee approved a 2010 base salary of $222,480 for the Chief Executive Officer and $190,550 for the Chief Financial Officer, which are retroactively effective to January 1, 2010.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: March 1, 2010

MAKEMUSIC, INC.
/s/ Karen L. VanDerBosch
Karen L. VanDerBosch
Chief Financial Officer